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                                                                     Exhibit 5



                  Milbank, Tweed, Hadley & McCloy LLP Letterhead



                                        June 9, 2000


HotJobs.com, Ltd.
406 West 31st Street, 9th Floor
New York, New York 10001


       Re: Registration Statement on Form S-8 of HotJobs.com, Ltd. Relating to the Issuance of Shares of Common Stock Pursuant to the Resumix Amended 1998 Equity Incentive Plan, 1998 Non-Employee Directors' Stock Option Plan and 2000 Resumix Stock Option Plan


Ladies and Gentlemen:

     We have acted as special counsel to HotJobs.com, Ltd., a Delaware corporation (the "Company"), and its wholly-owned subsidiary, Resumix, Inc., in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 1,127,150 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), to be issued pursuant to the provisions of the Resumix Amended 1998 Equity Incentive Plan, 1998 Non-employee Directors' Stock Option Plan and 2000 Resumix Stock Option Plan (together, the "Plans"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

     We are of the opinion that the Shares have been duly authorized by the Company, and when issued and paid for in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Commission thereunder.


                                       Very truly yours,


                                       /s/ Milbank, Tweed, Hadley & McCloy LLP